As filed with the Securities and Exchange Commission on December 12, 2007
Registration No. 333-142479

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

PRE-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

98-0509431
(I.R.S. Employer Identification No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China 518034
(86) 755-8351-0888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guoshen Tu
CEO and President
13/F, Shenzhen Special Zone Press Tower Shennan Road
Futian District, Shenzhen, China 518034
(86) 755-8351-0888
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

With copies to:

Louis A. Bevilacqua, Esq.
Thomas M. Shoesmith, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

_____________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  o

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  o

If this Form is a post-effective amendment for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  o

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  o

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  o
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.0001 par value	1,538,462	$16.20	$24,923,085	$766 (4)

(1)

 In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on April 26, 2007.

(3)

Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(4)

$766 was paid with the filing of this Registration Statement on May 1, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

China Security & Surveillance Technology, Inc. (the "Company") is filing this Pre-Effective Amendment No. 2 to Form S-3 solely to correct certain error of the submission type made when the Company filed the Pre-Effective Amendment No. 1 to From S-3 on November 30, 2007 ("Amendment No. 1"). When the Company filed the Amendment No. 1, the submission type was miscoded as "S-1/A" instead of "S-3/A." The Company is now filing this Pre-Effective Amendment No. 2 to Form S-3 so that the submission type is correctly coded as "S-3/A." No other substantive information in the Amendment No. 1 is amended hereby.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated December 12, 2007

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

1,538,462 Shares of Common Stock

This prospectus relates to 1,538,462 shares of our common stock that may be sold from time to time by the selling stockholders named under the caption "Selling Stockholders" in this prospectus. We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "CSR". On December 7, 2007, the last reported sales price for our common stock on the New York Stock Exchange was $21.10 per share. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The selling shareholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such selling stockholders who are affiliates of broker-dealers and any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the shares being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled "Risk Factors," beginning on page 4, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is , 2007

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

*

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration statement. The selling stockholder may from time to time sell his shares of our common stock in one or more transactions. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus and the reports and other filings incorporated by reference carefully, including the "Risk Factors" section and our consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended and any subsequent SEC filings.

Except as otherwise indicated by the context, references in this prospectus to "CSST," "we," "us," "our," "our Company," or "the Company" are to China Security & Surveillance Technology, Inc., a Delaware corporation and its direct and indirect subsidiaries. Unless the context otherwise requires, all references to (i) "Safetech" are to China Safetech Holdings Limited, a British Virgin Islands corporation and our direct, wholly owned subsidiary; (ii) "CSST HK" are to China Security & Surveillance Technology (HK) Ltd., a Hong Kong corporation and our direct, wholly owned subsidiary; (iii) "CSST China" are to China Security & Surveillance Technology (PRC) Inc., a corporation incorporated in the People’s Republic of China and our indirect, wholly owned subsidiary; (iv)"Golden" are to Golden Group Corporation (Shenzhen) Limited, a corporation incorporated in the People’s Republic of China and our indirect, wholly owned subsidiary; (v) "Cheng Feng" are to Shanghai Cheng Feng Digital Technology Co. Ltd., a corporation incorporated in the People’s Republic of China and our indirect, wholly owned subsidiary; (vi) "Hongtianzhi" are to Shenzhen Hongtianzhi Electronics Co., Ltd., a corporation incorporated in the People’s Republic of China and our indirect, wholly owned subsidiary; (vii) "Minking" are to Changzhou Minking Electronics Co., Ltd., a corporation incorporated in the People’s Republic of China and our indirect, wholly owned subsidiary; (viii) "HiEasy" are to Wuhan HiEasy Electronic Technology Development Co., Ltd., a corporation incorporated in the People’s Republic of China and our indirect, wholly owned subsidiary; (ix) "Hangzhou Tsingvision" are to Hangzhou Tsingvision Intelligence System Co., Ltd., a corporation incorporated in the People’s Republic of China and our indirect, wholly owned subsidiary; (x) "BVI" are to the British Virgin Islands; (xi) "PRC" and "China" are to the People’s Republic of China; (xii) "U.S. dollar," "$" and "US$" are to United States dollars; (xiii) "RMB" are to Yuan Renminbi of China; (xiv) "Securities Act" are to Securities Act of 1933, as amended; and (xv) "Exchange Act" are to the Securities Exchange Act of 1934, as amended.

Our Company

Overview

We are a Delaware holding company whose China-based operating subsidiaries are primarily engaged in manufacturing, distributing, installing and servicing security and surveillance products and systems and developing security and surveillance related software in China. Our customers mainly comprise (i) governmental entities (including customs agencies, courts, public security bureaus and prisons), (ii) nonprofit organizations (including schools, museums, sports arenas and libraries) and (iii) commercial entities (including airports, hotels, real estate, banks, mines, railways, supermarkets and entertainment venues). These account for approximately 42%, 1% and 57% of revenues, respectively.

A majority of our revenues is derived from the provision of security and surveillance packaged solutions which include the products, installation and after sale service maintenance to our customers. Because majority of our revenues are derived from the installation, they are generally non-recurring. Our revenues are not concentrated within any one customer or group of related customers. Maintenance services in our packaged solution are included for the first year from the date of completion. Our customers have an option to sign up for our maintenance program after the first year.

*

*

Our sales network covers most of China’s populated areas and we do not rely on any particular region for our business. Among our subsidiaries, Golden has 33 branch offices in provincial cities, Cheng Feng has 22 distribution points, Hongtianzhi has 53 distribution points, HiEasy has 11 distribution points, Minking has 10 distribution points and Hangzhou Tsingvision has 4 distribution points.

We were incorporated in the BVI on April 8, 2002 under the name "Apex Wealth Enterprises Limited" as a corporation under the International Business Companies Ordinance of 1984. In November 2006, we changed our domicile from the BVI to Delaware by merging the BVI corporation into a newly incorporated Delaware corporation China Security & Surveillance Technology, Inc. Prior to our reverse acquisition of Safetech in September 2005, we were a development stage enterprise and had not yet generated any revenues. From and after the reverse acquisition, our business became the business of our indirect, wholly owned subsidiary, Golden and the newly acquired subsidiaries Cheng Feng, Hongtianzhi, HiEasy, Minking and Hangzhou Tsingvision. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. In 2006, we acquired Cheng Feng, which is engaged in the business of manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of related software. On April 2, 2007, we acquired 100% of the equity of Chain Star Investment, a Hong Kong corporation and the holding company of Hongtianzhi, a manufacturer of digital camera. On May 11, 2007, we acquired 100% of the equity of Link Billion Limited, a Hong Kong corporation and the holding company of HiEasy, a software developer. On June 4, 2007, we acquired 100% of the equity of Allied Rich Limited, a Hong Kong corporation and the holding company of Minking, a manufacturer of high speed dome cameras. On July 2, 2007, we acquired 100% the equity of Ocean Pacific Technology Limited, a Hong Kong corporation and the holding company of Hangzhou Tsingvision which is engaged in the business of researching, developing, manufacturing and selling computer software and digital audio and video products. We are headquartered in Shenzhen, China.

The Offering

Common stock offered by selling stockholders	1,538,462 shares

Common stock outstanding before the offering	42,361,866 shares (1)

Common stock outstanding after the offering	42,361,866 shares

Proceeds to us	We will not receive any proceeds from the sale of common stock covered by this prospectus.

Risk factors	You should read "Risk Factors" for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.
(1) Based on 42,361,866 shares of our common stock issued and outstanding as of December 7, 2007. 2

*

*

Additional Information

Our corporate headquarters are located at 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, Peoples Republic of China, 518034. Our telephone number is (86) 755-8351-0888. We maintain a website at www.csst.com that contains information about our Company, but that information is not a part of this prospectus.

*

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock being offered for resale by the selling stockholders. If any of the events or developments described below actually occurs, our business, financial condition, and results of operations may suffer. In that case, the trading price of our common stock may decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Due to the nature of our business, we do not have significant amounts of recurring revenues from our existing customers and we are highly dependent on new business development.

Most of our revenues derive from the installation of security and surveillance systems which are generally non-recurring. Our customers are mainly governmental entities, non-profit organizations and commercial entities, such as airports, customs agencies, hotels, real estate developments, banks, mines, railways, supermarkets, and entertainment enterprises. We manufacture and install security systems for these customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan. If we are unable to obtain additional capital in future years, we may be unable to proceed with out long-term business plan and we may be forced to curtail or cease our operations.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

We sometimes extend credit to our customers. Failure to collect the trade receivables or untimely collection could affect our liquidity.

We extend credit to a large number of our customers while generally requiring no collateral. Generally, our customers pay in installments, with a portion of the payment upfront, a portion of the payment upon receipt of our products by our customers and before the installation, and a portion of the payment after the installation of our products and upon satisfaction of our customer. Sometimes, a small portion of the payment will not be paid until after a certain period following the installation. We perform ongoing credit evaluations of our customers’ financial condition and generally have no difficulties in collecting our payments. However, if we encounter future problems collecting amounts due from our clients or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

If our subcontractors fail to perform their contractual obligations, our ability to provide services and products to our customers, as well as our ability to obtain future business, may be harmed.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services that we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by those subcontractors. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services may materially and adversely impact our ability to perform our obligations to our customers, could expose us to liability and could have a material adverse effect on our ability to compete for future contracts and orders.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our CEO, Mr. Guoshen Tu; our CFO, Terence Yap; our Chief Operating Officer, Shufang Yang; our Vice President, Jianguo Jiang; and our Vice President, Lingfeng Xiong. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

Our growths strategy includes making acquisitions in the future, which could subject us to significant risks, any of which could harm our business.

Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms. During the last 12 months, we acquired a 100% ownership interest in Cheng Feng, Hongtianzhi, HiEsay, Minking and Hangzhou Tsingvision. In addition, we establish an exclusive cooperation relationship with Shenzhen Chuang Guan Intelligence Network Technology Co., Ltd., or "Chuang Guan." We have also entered into letter of intent to acquire several other companies. Over time, we may acquire or make investments in other providers of products that complement our business and other companies in the security industry. The successful integration of these companies and any other acquired businesses require us to:

  integrate and retain key management, sales, research and development, production and other personnel;

  incorporate the acquired products or capabilities into our offerings from an engineering, sales and marketing perspective;

  coordinate research and development efforts;

  integrate and support pre-existing supplier, distribution and customer relationships; and

  consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

  diversion of management’s attention from running our existing business;

  increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

  increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

  adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

  potential disputes with sellers of acquired businesses, technologies, services, products and potential liabilities; and

  dilution to our earnings per share if we issue common stock in any acquisition.

Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. Any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. Geographic distance between business operations, the compatibility of the technologies and operations being integrated and the disparate corporate cultures being combined also present significant challenges. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results.

Our acquisition strategy also depends on our ability to obtain necessary government approvals, as described under "—Risks Related to Doing Business in China— We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006."

Due to our rapid growth in recent years, our past results may not be indicative of our future performance so evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in sales revenue from approximately $32.7 million in 2005 to $107.0 million in 2006, and $156.0 million in the nine months ended September 30, 2007. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

Our limited ability to protect our intellectual property may adversely affect our ability to compete.

We rely on a combination of trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. A successful challenge to the ownership of our technology could materially damage our business prospects. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights. We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Problems with intellectual property rights could increase the cost of our products or delay or preclude our new product development and commercialization. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our technology license positions or to defend against infringement claims.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

The discontinuation of the preferential tax treatment currently available to our PRC subsidiaries could materially adversely affect our results of operations.

Foreign invested enterprises, or FIEs, established in the PRC are generally subject to an enterprise income tax, or EIT, rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. FIEs established in Shenzhen Special Economic Zone, such as our Chinese subsidiaries Golden and Hongtianzhi, are subject to an EIT rate of 15% for the fiscal year 2007. Our subsidiaries Cheng Feng is subject to an EIT rate of 7.5% for fiscal year 2007 due to the software and high technology company status. HiEasy, Minking and Tsingvision are subject to an EIT rate of 0% since the date of acquisition because their holding companies are foreign companies.

If this preferential tax treatment is discontinued by the tax authorities or is eliminated due to future changes in PRC tax laws, rules or regulations, our PRC operating subsidiaries may cease to enjoy the aforementioned tax benefits. If that were to occur, our PRC operating subsidiaries would be subject to an EIT rate up to 25.0% from January 1, 2008 under the new tax law described below, which would significantly increase our effective tax rate and materially adversely affect our operating results.

On March 16, 2007, the National People’s Congress of China passed the new EIT Law, which will take effect as of January 1, 2008. Under the new EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a resident enterprise and will normally be subject to EIT at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term "de facto management bodies." If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%. In addition, under the new EIT Law, dividends from our PRC subsidiaries to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between China and the tax residence of the holder of the PRC subsidiaries. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact. The new EIT Law imposes a unified income tax rate of 25.0% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiaries, unless they qualify under certain limited exceptions, but the EIT Law permits companies to continue to enjoy their existing preferential tax treatments until such treatments expire in accordance with their current terms. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government, and the timing of the issuance of such implementing regulations is currently unclear.

Safetech is a BVI company, while our operating subsidiaries are PRC companies, and all of our officers and directors reside outside the United States. Therefore, certain judgments obtained against our Company by our shareholders may not be enforceable in the BVI or China.

Safetech is a BVI company and our operating subsidiaries Golden, Cheng Feng, Hongtianzhi, HiEasy, Minking and Hangzhou Tsingvision are PRC companies. All of our officers and directors reside outside of the United States. All or substantially all of our assets and the assets of these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon our Company or such persons or to enforce against it or these persons the United States federal securities laws, or to enforce judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States, including the Securities Act and the Exchange Act.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission, or the SEC, adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls over financial reporting. Under current law, we will be required to include a management report and our independent registered public accounting firm’s attestment beginning with our annual report for the 2007 fiscal year. Our management may conclude that our internal controls over our financial reporting are not effective due to the identification of one or more material weaknesses. Our independent registered public accounting firm may issue an adverse opinion on our internal control over financial reporting if one or more material weaknesses are identified.

We can provide no assurance that we will be in compliance with all of the requirements imposed by SOX 404 or that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO OUR INDUSTRY

Seasonality affects our operating results.

Our sales are affected by seasonality. Our revenues are usually higher in the second half of the year than in the first half of the year because fewer projects are undertaken during and around the Chinese spring festival.

Our success relies on our management’s ability to understand the highly evolving surveillance and security industry.

The Chinese surveillance and security industry is nascent and rapidly evolving. Therefore, it is critical that our management is able to understand industry trends and make good strategic business decisions. If our management is unable to identify industry trends and act in response to such trends in a way that is beneficial to us, our business will suffer.

If we are unable to respond to the rapid changes in our industry and changes in our customer’s requirements and preferences, our business, financial condition and results of operations could be adversely affected.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. The electronic security systems industry is characterized by rapid technological change. Sudden changes in customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the electronic security systems industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:

  enhance our existing products and services;

  anticipate changing customer requirements by designing, developing, and launching new products and services that address the increasingly sophisticated and varied needs of our current and prospective customers; and

  respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of additional products and services involves significant technological and business risks and requires substantial expenditures and lead time. If we fail to introduce products with new technologies in a timely manner, or adapt our products to these new technologies, our business, financial condition and results of operations could be adversely affected. We cannot assure you that even if we are able to introduce new products or adapt our products to new technologies that our products will gain acceptance among our customers. In addition, from time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our existing products and that may cause customers to refrain from purchasing our existing products, resulting in inventory obsolescence.

We may not be able to maintain or improve our competitive position of strong competition in the security and surveillance industry, and we expect this competition to continue to intensify.

The Chinese security and surveillance industry is highly competitive. There are about 15,000 companies in China that engage in the business of manufacturing, designing and building surveillance and security products. In addition, since China joined the World Trade Organization, "WTO," we also face competition from international competitors. Some of our international competitors are larger than us and possess greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources than we can to the development, promotion and sale of their products. Increased competition could require us to reduce our prices, result in our receiving fewer customer orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition could be materially adversely affected.

Our business and reputation as a manufacturer of high quality security and surveillance products may be adversely affected by product defects or performance.

We believe that we offer high quality products that are reliable and competitively priced. If our products do not perform to specifications, we might be required to redesign or recall those products or pay substantial damages. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. In addition, product defects could result in substantial product liability. We do not have product liability insurance. If we face significant liability claims, our business, financial condition, and results of operations would be adversely affected.

Our product offerings involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our profitability.

Some of our products and services are designed for medium to large commercial, industrial and government facilities desiring to protect valuable assets and/or prevent intrusion into high security facilities in China. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control. If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

  the higher level of government involvement;

  the early stage of development of the market-oriented sector of the economy;

  the rapid growth rate;

  the higher level of control over foreign exchange; and

  the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of security and surveillance investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in China. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference, but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all but one of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese officers, directors and subsidiaries.

The PRC government exerts substantial influence over the manner in which we conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the "current account," which includes dividends and trade and service-related foreign exchange transactions, but not under the "capital account," which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect our PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE Notice, which requires PRC residents to register with the competent local SAFE branch before using onshore assets or equity interests held by them to establish offshore special purpose companies, or SPVs, for the purpose of overseas equity financing. Under the SAFE Notice, such PRC residents must also file amendments to their registration in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. Moreover, if the SPVs were established and owned the onshore assets or equity interests before the implementation date of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC resident stockholder of any SPV fails to make the required SAFE registration and amended registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV. Failure to comply with the SAFE registration and amendment requirements described above could also result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with the SAFE Notice, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

In addition to the above risks, in many instances, we will seek to structure transactions in a manner that avoids the need to make applications or a series of applications with Chinese regulatory authorities under these new M&A regulations. If we fail to effectively structure an acquisition in a manner that avoids the need for such applications or if the Chinese government interprets the requirements of the new M&A regulations in a manner different from our understanding of such regulations, then acquisitions that we have effected may be unwound or subject to rescission. Also, if the Chinese government determines that our structure of any of our acquisitions does not comply with these new regulations, then we may also be subject to fines and penalties.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and the Renminbi and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Currently, some of our raw materials, components and major equipment are imported. In the event that the U.S. dollars appreciate against Renminbi, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers are growing rapidly, we are increasingly subject to the risk of foreign currency depreciation.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Although publicly traded, the trading market in our common stock has been substantially less liquid than the average trading market for a stock quoted on the New York Stock Exchange and this low trading volume may adversely affect the price of our common stock.

Our common stock started trading on the New York Stock Exchange under the symbol "CSR" on October 29, 2007, the trading market in our common stock has been substantially less liquid than the average trading market for companies quoted on the New York Stock Exchange. Reported average daily trading volume in our common stock for the three month period ended December 10, 2007, was approximately 491,772 shares. Limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you.

Provisions in our certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

  deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

  any stockholder wishing to properly bring a matter before a meeting of stockholders must comply with specified procedural and advance notice requirements; and

  any vacancy on the board of directors, however the vacancy occurs, may only be filled by the directors.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. For instance, between January 1, 2006 and December 10, 2007, the closing bid price of our common stock, as reported on the markets on which our securities have traded, ranged between $3.60 and $32.50. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

  our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

  changes in financial estimates by us or by any securities analysts who might cover our stock;

  speculation about our business in the press or the investment community;

  significant developments relating to our relationships with our customers or suppliers;

  stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the security and surveillance parts or security and surveillance industries;

  customer demand for our products;

  investor perceptions of the security and surveillance parts and security and surveillance industries in general and our company in particular;

  the operating and stock performance of comparable companies;

  general economic conditions and trends;

  major catastrophic events;

  announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

  changes in accounting standards, policies, guidance, interpretation or principles;

  loss of external funding sources;

  sales of our common stock, including sales by our directors, officers or significant stockholders; and

  additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, in late February 2007, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

RISKS RELATED TO OUR RECENT HIGH YIELD AND CONVERTIBLE NOTES

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

On February 16, 2007, we entered into a notes purchase agreement with Citadel Equity Fund Ltd., or "Citadel," as well as indentures and an investor rights agreement, relating to the purchase and sale of $60 million Guaranteed Senior Unsecured Notes Due 2012. On April 24, 2007, we entered into another notes purchase agreement with Citadel, as well as indentures and an amended and restated investor rights agreement, relating to the purchase and sale of $50 million Guaranteed Senior Unsecured Notes Due 2012. The two convertible notes are referred herein as the "Notes."

The two indentures governing the Notes contain various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue stock of subsidiaries, incur additional debts and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) or redeem or repurchase our capital stock.

The indentures governing the Notes require us to maintain certain financial ratios and limit our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing the Notes.

The Notes and their corresponding debt could have significant consequences to investors. For example, they could:

  limit our ability to obtain additional financing for working capital, capital expenditures, and other general corporate requirements;

  increase our vulnerability to general adverse economic and industry conditions;

  require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

  restrict us from making strategic acquisitions or pursuing business opportunities;

  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

  place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

Under the indentures, if the Notes are not converted before its respective maturity, the Notes will be redeemed by us on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount such that the total amount represents to the holders thereof a gross yield (including the paid or any accrued and unpaid interest) of 15.0% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest. If Citadel chooses not to convert the notes or are not forced to convert the notes under the mandatory conversion provisions as contained in the indentures, then we will incur significant debt obligations.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, restructure our debt, or declare bankruptcy. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, we may be forced to sell at an unfavorable price.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management’s Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, our ability to attract new customers, changes in demand for our products and services, changes in the security and surveillance industry, our ability to develop new products and services, competitive pressures, risks associated with the integration of acquisitions, changes in laws and regulations governing our business and the other factors discussed under the caption "Risk Factors."

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling stockholders pursuant to this prospectus will belong to the selling stockholders. We will not receive proceeds from the sales of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 1,538,462 shares of our common stock, which were issued to the selling stockholders in connection with a private placement transaction in November 2006.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 7, 2007 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 42,361,866 shares of common stock outstanding as of December 7, 2007.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as our officer or director, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or, if required by applicable law, a post-effective amendment) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

				Percentage
		Shares of		of Common
		Common	Beneficial	Stock
	Beneficial	Stock	Ownership	Owned
	Before the	Included in	After the	After
Name and Address	Offering	Prospectus	Offering (1)	Offering (1)

JLF Partners I, LP (2)	630,820	630,820	0	*

JLF Partners II, LP (2)	49,205	49,205	0	*

JLF Offshore Fund, Ltd. (2)	858,437	858,437	0	*
*Less than 1%

(1) Assuming that all securities offered are sold.

(2) Jeffrey Feinberg has investment discretion over these securities by virtue of Jeffrey Feinberg’s position in the investment manager of these Funds. Mr. Feinberg disclaims beneficial ownership over these securities except to the extent of his pecuniary interest therein.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein are "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See "Selling Stockholders" for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $62,266. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner, LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of the Company for the year ended December 31, 2004 incorporated in this prospectus by reference have been audited by the accounting firm of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, and are incorporated in reliance upon their report dated September 1, 2005, given upon such firm’s authority as experts in auditing and accounting.

The consolidated financial statements of the Company for the years ended December 31, 2006 and 2005 incorporated in this prospectus by reference have been audited by the accounting firm of GHP Horwath, P.C., independent registered public accounting firm, and are incorporated in reliance upon their report dated March 21, 2007, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed March 21, 2007, as amended on March 23, 2007;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 15, 2007, as amended on November 1, 2007;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed on August 13, 2007, as amended on November 1, 2007;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed on November 13, 2007;

  Our definitive proxy statement related to our 2007 annual meeting of stockholders held on June 15, 2007, filed April 30, 2007; and

  Our Current Reports on Form 8-K, as follows:

Form	Filed On

8-K	January 12, 2007
8-K/A	February 9, 2007
8-K	February 13, 2007
8-K	February 16, 2007
8-K	February 20, 2007
8-K/A	March 7, 2007
8-K	March 8, 2007
8-K	March 15, 2007
8-K	April 2, 2007
8-K	April 2, 2007
8-K	April 25, 2007
8-K/A	May 15, 2007
8-K	May 16, 2007
8-K	May 17, 2007
8-K	May 17, 2007
8-K	June 7, 2007
8-K	July 9, 2007
8-K	July 9, 2007
8-K	July 30, 2007
8-K/A	August 10, 2007
8-K	August 13, 2007
8-K	September 26, 2007
8-K	October 30, 2007
8-K	November 16, 2007

  The description of our common stock, $0.0001 par value per share, contained in our Registration Statement on form 8-A, filed on October 26, 2007 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended.

We also incorporate by reference all documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of these reports, which we will provide to you at no cost, by writing or calling us at our mailing address and telephone number: Samuel Lo, China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower Shennan Road, Futian District, Shenzhen, China 518034, telephone: (86) 755-8351-0888.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

1,538,462 shares of common stock

PROSPECTUS

_______ , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by us, in connection with the issuance and distribution of the securities being registered hereby:

Amount to be Paid

SEC Registration Fee	$766
Printing Fees and Expenses	5,000
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	10,000
Miscellaneous	6,500
Total (1)	$62,266

(1) Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

Item 15. Indemnification of Directors and Officers.

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16.

Exhibits.

Reference is made to the attached Exhibit Index.

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China on December 12, 2007.

China Security & Surveillance Technology, Inc.

By:	/s/ Guoshen Tu

Guoshen Tu

Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 12, 2007.

SIGNATURE	TITLE

/s/ Guoshen Tu	Chief Executive Officer, President and Director
Guoshen Tu	(Principal Executive Officer)

/s/ Terence Yap	Chief Financial Officer and Director
Terence Yap

/s/ *	Director
Runsen Li

/s/ *	Director
Peter Mak

/s/	Director
Robert Shiver

*By:	/s/ Terance Yap
Terence Yap
Attorney-in-Fact

Exhibit Index

Exhibit	Description
Number

2.1

Plan of Merger by and between China Security & Surveillance Technology, Inc., a BVI corporation, and China Security & Surveillance Technology, Inc., a Delaware corporation, dated September 30, 2006 (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 3, 2006).

2.2

Share Exchange Agreement, dated as of July 22, 2005, between the registrant and China Safetech Holdings Limited (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

3.1

Certificate of Incorporation of the registrant (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 3, 2006).

3.2	By-laws of the registrant (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 3, 2006).

4.1

Notes Purchase Agreement, dated February 5, 2007, by and between the registrant and Citadel Equity Fund Ltd. (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2007).

4.2

Share Pledge Agreement, dated February 8, 2007, by and among Citadel Equity Fund Ltd., The Bank of New York, Guoshen Tu, Zhiqun Li and Whitehorse Technology Limited (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2007).

4.3	Form of the Notes (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2007).

4.4

Notes Purchase Agreement, dated February 16, 2007, by and among the registrant, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng and Citadel Equity Fund Ltd. (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2007).

4.5

Indenture, dated February 16, 2007, among the registrant, Safetech, CSST HK and The Bank of New York (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2007).

4.6

Investor Rights Agreement, dated February 16, 2007, among the registrant, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng, Guoshen Tu, Zhiqun Li, Whitehorse Technology Limited and Citadel Equity Fund Ltd. (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2007).

4.7

Supplemental Indenture, dated March 29, 2007, among the Company, Safetech, CSST- HK and The Bank of New York (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007).

*

4.8

Amendment to the Investor Rights Agreement, dated March 29, 2007, among the Company, Safetech, CSST-HK, CSST-PRC, Golden, Cheng Feng, Mr. Tu, Ms. Li, Whitehorse and Citadel (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007).

4.9

Notes Purchase Agreement by and among the Company, Chain Star, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, Hongtianzhi, Shixing, Tongxing and Citadel, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

4.10

Indenture by and among the Company, Chain Star, Safetech, CSST HK and The Bank of New York, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

4.11

Amended and Restated Investor Rights Agreement by and among the Company, Chain Star, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, Hongtianzhi, Shixing, Tongxing, Mr. Tu, Ms. Li, Whitehorse and Citadel, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

4.12

Second Supplemental Indenture by and among the Company, Chain Star, Safetech, CSST HK and The Bank of New York, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP**

10.1

Share Purchase Agreement, dated as of July 22, 2005, by and among the registrant, Whitehorse Technology Limited and First Asia International Holdings Limited (herein incorporated by reference from the registrant’s report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

10.2

Equity Transfer Agreement, dated as of October 25, 2005, by and among the registrant, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.3

Amendment No. 1 to the Equity Transfer Agreement, dated as of April 28, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.4

Amendment No. 2 to the Equity Transfer Agreement, dated as of May 25, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

*

10.5

Securities Purchase Agreement, dated as of April 4, 2006, among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.6

Registration Rights Agreement, dated as of April 4, 2006, among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.7

Cooperation Agreement, dated as of February 17, 2006, by and between Golden Group Corporation (Shenzhen) Limited and Graduate School (Shenzhen) of Beijing University (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.8

Consulting Agreement, dated as of February 8, 2006, by and between the registrant and Terence Yap (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.9

Amendment No. 1 to Consulting Agreement, dated as of June 27, 2006, by and between the registrant and Terence Yap (herein incorporated by reference from the registrant’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006).

10.10

Form of Securities Purchase Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.11

Form of Registration Rights Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.12	Form of Warrant (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.13

Form of Escrow Agreement, dated July 6, 2006, by and among the registrant, certain investors and Thelen Reid & Priest LLP (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.14

Framework Agreement, dated July 6, 2006, by and among the registrant, China Safetech Holdings Limited and shareholders of Shanghai Cheng Feng Digital Technology Co., Ltd (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 7, 2006). (English Summary)

10.15

Form of Waiver and Amendment to Securities Purchase Agreement, dated July 26, 2006, by and among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.16

Form of Second Waiver and Amendment, dated July 27, 2006, by and among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

*

10.17

Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Jian Golden An Ke Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.18

Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Shenzhen Golden Guangdian Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.19

Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Shenyang Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.20

Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Jiangxi Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.21

China Security & Surveillance Technology, Inc. 2007 Equity Incentive Plan (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2007).

10.22

Letter Agreement Regarding Stock Purchase, dated as of November 27, 2006, by and among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2006).

10.23

Strategic Cooperation Agreement, dated September 28, 2006, by and between the registrant and China Construction Bank. (English Translation) (herein incorporated by reference from the registrant’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2007).

10.24

Letter Agreement Regarding Stock Purchase, dated as of November 27, 2006, by and between China Security & Surveillance Technology, Inc. and the buyers. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2006).

10.25

Stock Transfer Agreement, dated July 6, 2006, by and between the registrant and Shanghai Chengfeng Digital Technology Co. Ltd. (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 7, 2006).

10.26

2007 Equity Incentive Plan, dated February 13, 2007, by the registrant. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2007).

*

10.27

Equity Transfer Agreement, dated May 11, 2007, by and among Li, Yi, China Safetech Holdings Limited, Inc. and China Security & Surveillance Technology, Inc. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2007).

10.28

Equity Transfer Agreement, dated June 4, 2007, by and among Yiu, Siu Fung Jeff, China Safetech Holdings Limited, Inc. and China Security & Surveillance Technology, Inc. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2007).

10.29

Equity Transfer Agreement, dated July 2 2007, by and among Li, Yi, China Safetech Holdings Limited, Inc. and China Security & Surveillance Technology, Inc. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2007).

10.30

Exclusive Cooperation Contract, dated September 20, 2007, by and among Golden Group Holdings (Shenzhen) Limited, Shenzhen Chuang Guan Intelligence Network Technology Co., Ltd., and China Security & Surveillance Technology, Inc. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2007).

10.31

Independent Director’s Contract, dated October 25, 2007, by and between China Security & Surveillance Technology, Inc. and Mak Kin Kwong, Peter (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

10.32

Independent Director’s Contract, dated October 25, 2007, by and between China Security & Surveillance Technology, Inc. and Robert Shiver (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

10.33

Indemnification Agreement, dated October 25, 2007, by and between China Security & Surveillance Technology, Inc. and Mak Kin Kwong, Peter (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

10.34

Indemnification Agreement, dated October 25, 2007, by and between China Security & Surveillance Technology, Inc. and Robert Shiver (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

14	Amended and Restated Code of Ethics (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

21	List of Subsidiaries ***

23.1	Consent of GHP Horwath, P.C. *

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC. *

24	Power of Attorney ***

99.1	Form of Restricted Stock Grant Agreement (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007).

*

99.2

Real Property Trust Agreement, dated August 21, 2006, by and between Zhiqun Li and Golden Group Corporation (Shenzhen) Limited (English Translation) (herein incorporated by reference from the registrant’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2007).

99.3

Charter of Board of Directors’ Audit Committee, adopted October 25, 2007, by China Security & Surveillance Technology, Inc. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

99.4

Charter of Board of Directors’ Nominating and Governance Committee, adopted October 25, 2007, by China Security & Surveillance Technology, Inc. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

99.5

Charter of Board of Directors’ Compensation Committee, adopted October 25, 2007, by China Security & Surveillance Technology, Inc. (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007).

* Filed herewith. ** Previously filed on May 1, 2007. *** Previously filed on November 30, 2007